As  filed  with the Securities and Exchange Commission on December 30,
1997.

                                                    Registration  No. 333-




                     SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.   20549

                               __________

                                FORM S-8

                           REGISTRATION STATEMENT
                                   under
                         THE SECURITIES ACT OF 1933



                                  _________

                       SUPERIOR ENERGY SERVICES, INC.
           (Exact name of registrant as specified in its charter)

          Delaware                                            75-2379388
(State or other jurisdiction                               (I.R.S. Employer
of incorporation or organization)                          Identification No.)

                             1503 Engineers Road
                        Belle Chasse, Louisiana  70037
                       (Address, including zip code, of
                   registrant's principal executive offices)

Amended and Restated Superior Energy Services, Inc. 1995 Stock Incentive Plan
                           (Full title of the plan)

                                __________

                               Robert Taylor
                          Chief Financial Officer
                            1503 Engineers Road
                       Belle Chasse, Louisiana  70037
                              (504) 393-7774
           (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                  Copy to:

                            William B. Masters
         Jones, Walker, Waechter, Poitevent, Carrere & Denegre, L.L.P.
                          201 St. Charles Avenue
                      New Orleans, Louisiana 70170-5100

                       CALCULATION OF REGISTRATION FEE


                     Amount         Proposed maximum   Proposed     Amount of
Title of securities  to be          offering price     maximum      registration
to be registered     registered(1)     per unit        aggregate    fee
                                                     offering price
Common Stock
($.001 par value     800,000 shares   $9.50(2)       $7,600,000(2)  $2,242.00(2)
per share)



(1) 600,000 shares were previously registered on Form S-8 Registration Statement No. 333-12175 for issuance through the Superior Energy Services, Inc. 1995 Stock Incentive Plan. Upon a stock split, stock dividend or similar transaction in the future and during the effectiveness of this Registration Statement involving Common Stock of the Company, the number of shares registered shall be automatically increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act of 1933.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, based on the average of the high and low price per share of the Common Stock on The Nasdaq Stock Market on December 26, 1997.





                             PART II

        INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

     The following documents, which have been filed by Superior Energy Services, Inc. (the "Company") with the Securities and Exchange Commission (the "Commission"), are incorporated herein by reference:

     (a) The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1996, as amended, filed pursuant to Section 13 of the Securities Exchange Act of 1934 (the "1934 Act");

     (b) The Company's Quarterly Reports on Form 10-QSB for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997;

     (c) The Company's Current Reports on Form 8-K February 28, 1997 (as amended on Form 8K/A filed March 14, 1997), May 31, 1997 (as amended on Form 8K/A dated June 13, 1997), October 3, 1997, October 31, 1997, November 5, 1997 and November 12, 1997;

     (d) All other reports filed by the Company with the Commission pursuant to Section 13 of the 1934 Act since December 31, 1996; and

     (e) The description of the Company's Common Stock set forth in its registration statement under the 1934 Act on Form 8-AK/A dated October 29, 1997.

     All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall, except to the extent otherwise provided by Regulation S-K or any other rule promulgated by the Commission, be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Item 4.   Description of Securities.

     Not applicable.

Item 5.   Interests of Named Experts and Counsel.

     Not applicable.

Item 6.   Indemnification of Directors and Officers.

     Section 145 of the General Corporation Law of Delaware, as amended ("GCL"), authorizes a Delaware corporation to indemnify its officers, directors, employees and agents under certain circumstances against expenses and liabilities incurred in legal proceedings involving such persons because of their holding or having held such positions with the corporation and to purchase and maintain insurance for such indemnification. The Company's By-Laws and Article Tenth of its Certificate of Incorporation provide for the indemnification of directors and officers against expenses and liabilities incurred in connection with defending actions brought against them for negligence or misconduct in their official capacities.

     Paragraph 7 of Section 102(b) of the GCL permits a Delaware corporation, by so providing in its Certificate of Incorporation, to eliminate or limit the personal liability of a director to the corporation for damages arising out of certain alleged breaches of the director's duties to the corporation. The GCL, however, provides that no such limitation of liability may affect a director's liability with respect to any of the following: (i) for breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payment of dividends or unlawful purchase or redemption of its capital stock, or (iv) for any transaction from which the director derived an improper personal benefit. Article Ninth of the Company's Certificate of Incorporation eliminates the personal liability of the directors of the Company to the fullest extent permitted by Paragraph 7 of Section 102(b) of the GCL.

Item 7.   Exemption From Registration Claimed.

     Not applicable.

Item 8.   Exhibits.

     5    Opinion of Jones, Walker, Waechter,  Poitevent,  Carrere &  Denegre,
          L.L.P.

     23.1 Consent of KPMG Peat Marwick LLP.

     23.2 Consent of Jones, Walker, Waechter, Poitevent, Carrere & Denegre, L.L.P. (included in Exhibit 5).

Item 9.   Undertakings.

     (a)  The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.



                                  SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Belle Chasse, State of Louisiana, on December 30, 1997.

                                          SUPERIOR ENERGY SERVICES, INC.


                                          By:   /s/ Terence E. Hall
                                                    Terence E. Hall
                                         Chairman of the Board, President and
                                               Chief Executive Officer

                              POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears immediately below constitutes and appoints Terence E. Hall and Robert S. Taylor, and each of them acting individually, his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

        Signature                      Title                     Date
/s/ Terence E. Hall       Director, Chairman of the Board,   December 30, 1997
Terence E. Hall           President, and Chief Executive
                                      Officer
                           (Principal Executive Officer)

/s/Kenneth C. Boothe                  Director               December 30, 1997
Kenneth C. Boothe

/s/ Richard J. Lazes                  Director               December 30, 1997
Richard J. Lazes

/s/James E. Ravannack                 Director               December 30, 1997
James E. Ravannack

/s/Bradford Small                     Director               December 30, 1997
Bradford Small

/s/Justin L. Sullivan                 Director               December 30, 1997
Justin L. Sullivan

/s/Ernest J. Yancey, Jr.              Director               December 30, 1997
Ernest J. Yancey, Jr.

/s/Robert S. Taylor             Chief Financial Officer      December 30, 1997
Robert S. Taylor          (Principal Financial Officer and
                            Principal Accounting Officer)


                          EXHIBIT INDEX

                                                        Sequentially
Exhibit                                                 Numbered
Number                                                  Page

                     Description of Exhibits



5         Opinion  of  Jones, Walker, Waechter, Poitevent, Carrere &
          Denegre, L.L.P.

23.1      Consent of KPMG Peat Marwick LLP.

23.2 Consent of Jones, Walker, Waechter, Poitevent, Carrere & Denegre, L.L.P. (included in Exhibit 5).